UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: June 30, 2007)

Innophos, Inc.

Innophos Holdings, Inc.

(EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

Delaware Delaware	333-129951 001-33124	20-1380712 20-1380758
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(Address of Principal Executive Offices, including Zip Code)

(609) 495-2495

(Registrants’ Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items.

Innophos Holdings, Inc (“Innophos”) and Rhodia Inc. (“Rhodia”) completed a transaction effective June 30, 2007 which resulted in the early termination of the companies’ 2004 “pharma” global sales agency agreement and the acquisition of related business assets by Innophos. Under the 2004 pharma agreement, which had a term of 10 years, Rhodia and its affiliates provided sales, marketing and related R&D and technical services for Innophos’ calcium phosphate pharmaceutical excipients and nutritional supplement products. In 2006, the commissions paid by Innophos to Rhodia under this agreement totaled $3.7 million.

The early termination, mutually agreed upon by the parties, will result in Innophos directly marketing those products through its own sales organization, which include certain former Rhodia employees as a result of the transaction, and assuming all product development activities after a transition period of up to six months. Rhodia agreed to 5-year global non-competition and non-solicitation covenants with respect to the products and applications involved, and conveyed certain contracts, R&D equipment, patents, trade names, and intellectual property rights to Innophos.

The overall transaction resulted in net payments by Innophos to Rhodia of $9.0 million, subject to certain minor post-closing adjustments which will occur during the transition period. A majority of that amount will be charged to Innophos’ second quarter 2007 results. Innophos’ management estimates that the assumption of services formerly provided by Rhodia and its affiliates will increase its selling, general and administrative and R&D spending by approximately $1.5 million per year.

In addition, the parties also settled a number of related claims that had been under negotiation between them since the August 2004 acquisition of Innophos by affiliates of Bain Capital LLC from Rhodia. As of June 30, 2007, the principal issues concerning post closing-adjustments related to the 2004 acquisition, including working capital and net debt, have been settled with no net cash payments made by either party, and no material impact to Innophos’ second quarter 2007 earnings.

The current settlement does not include unlisted matters, including Innophos’ claims for indemnification from Rhodia for certain asserted Mexican salt and fresh water taxes that remain in litigation between the parties.

The press release announcing the entry into these transactions is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Innophos Holdings, Inc. press release dated July 2, 2007, announcing the termination of its 2004 “pharma” agreement with Rhodia, Inc. and related transactions.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS, INC. INNOPHOS HOLDINGS, INC.

	By:	/s/ Richard Heyse
Date: July 6, 2007	Name: Title:	Richard Heyse Vice President and Chief Financial Officer